Exhibit 99.2
Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Carl Wertz
Operator:
Good afternoon and welcome to Diodes Incorporated’s third quarter 2009 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Monday November 2, 2009. I would now like to turn the call to Leanne Sievers of Shelton Group, the investor relations agency for Diodes Incorporated. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good afternoon and welcome to Diodes’ third quarter 2009 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu, who is joining us from Taiwan; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Vice President of Finance and Investor Relations, Carl Wertz.
Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, November 2, 2009. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s earnings release is a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.
And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.
Dr. Keh-Shew Lu, President and CEO
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
The third quarter marked a significant milestone for Diodes in which we returned to GAAP profitability. While we have been profitable from an adjusted earnings point of view, we are pleased with these results. For the quarter, revenue increased about 18 percent and gross profit increased 37 percent sequentially. Revenue grew across all geographies with Europe increasing the highest increase of almost 30 percent sequentially. Total revenue exceeded the high-end of our guidance due to customers in Asia advancing fourth quarter orders into the third quarter in preparation for the one-week National Holiday shut-down in China, which began October 1st.
As I discussed last quarter, we have been actively hiring at our packaging facilities to increase our equipment utilization, and as a result, were fully utilized by the end of the third quarter. Gross margin was 30.8 percent, which is a 450 basis point improvement over the second quarter. Utilization also improved at our two wafer fabs during the quarter, but they are not yet fully utilized. Realizing further utilization improvements at our wafer fabs should provide the opportunity for upside in gross margin in the coming quarters.
In regards to other key financial results, EBITDA has been steadily increasing throughout the year, and we have now returned to our previous $20 million per quarter run-rate. In fact, the third quarter EBITDA was up 29 percent from the second quarter, and up 10 percent from the third quarter a year ago.
In terms of capital expenditures, we invested approximately $6 million in our manufacturing facilities during the quarter. With the recent improvements in our business, we will resume our more normalized range of CapEx between 10 percent to 12 percent of revenues, primarily due to equipment lead times and our initial forecast of demand in the seasonally higher quarters of 2010. Also notable during the third quarter, we achieved approximately $19 million cash flow from operations, $16 million from free cash flow and $17 million net cash flow. We also continued to strengthen our balance sheet during the quarter, further reducing debt through the repurchase of approximately $20 million of our Convertible Senior Notes in exchange for Common Stock. In total, we have repurchased approximately $91 million of our Convertible Senior Notes.

The achievements realized during the third quarter are a direct result of our disciplined operational management and solid execution on our new product strategies during the economic downturn, which properly positioned the Company to benefit from the recent economic improvements. From the low point in the business cycle in the first quarter, we have grown revenues by almost 60 percent and increased gross margin by 1200 basis points. As a result, we are reaching historical highs in many product areas, in particular our analog business. Over the last several quarters, we have been focused on cash preservation, but are now returning to our profitable growth model, which has been proven successful for Diodes over many years.
For the fourth quarter, we are pleased with the growth prospects as our outlook represents higher sequential revenue growth than our normal seasonal expectations, even when considering the advanced shipments made to customers during the third quarter. Our fourth quarter revenue guidance represents an increase of nearly 50 percent over the fourth quarter of 2008. Additionally, we expect further improvements in gross margin as utilization at our wafer fabs increase.
With that, I will turn the call over to Rick to discuss our third quarter financial results and fourth quarter guidance in more detail.
Rick White, CFO
Thanks, Dr. Lu, and good afternoon everyone.
Revenue was $122.1 million, an 18 percent increase compared to the $103.9 million last quarter and only 9 percent below the record revenue of $134 million reported in the third quarter of 2008.
Gross profit for the third quarter of 2009 was $37.6 million, or 30.8 percent of revenue, compared to $27.4 million, or 26.3 percent, in the second quarter of 2009 and $38.1 million, or 28.4 percent, in third quarter of 2008. As Dr. Lu mentioned, this represents a 450 basis point sequential increase primarily attributable to our packaging facilities being fully utilized by the end of the quarter as well as the continued improvements in utilization at our wafer fabs. We expect further improvements in utilization at our wafer fab facilities, which will have a positive impact on the fourth quarter. ASPs were down 4.7 percent sequentially during the quarter primarily due to product mix.
Selling, General and Administrative expenses for the third quarter were approximately $19.1 million, or 15.6 percent of revenue, compared to $15.2 million, or 14.7 percent of revenue, last quarter. The increase in SG&A expenses was primarily due to increased employee related expenses due to the cancellation of our temporary salary reductions, increased sales commissions, increased equity compensation expenses and additional global ERP costs.

Investment in Research and Development for the third quarter was $6.3 million, or 5.1 percent of revenue, which was comparable on a percent of revenue basis to the $5.4 million, or 5.2 percent of revenue, in the second quarter. We plan to continue to invest in R&D at similar levels going forward to support our future product initiatives in alignment with our growth.
Total operating expenses amounted to $26.3 million, or 21.6 percent of revenue, comparable to the 20.7 percent last quarter. We expect the fourth quarter operating expenses to be comparable to the third quarter on a percent of revenue.
Total other expenses amounted to $4.0 million for the third quarter.
Looking first at interest income and expense, we had $800,000 of interest income, primarily related to our portfolio of auction rate securities, and interest expense of $1.8 million primarily related to our Convertible Senior Notes and our loan for the acquisition of Zetex.
During the third quarter of 2009, we recorded a pre-tax, non-cash amortization of debt discount of approximately $2.0 million in accordance with FASB ASC 470-20 (which was formally known as APB 14-1). As stated previously, effective January 1, 2009, this pronouncement requires us to separately account for a liability and equity component of our Convertible Senior Notes. We expect this additional pre-tax amortization expense to be approximately $2 million per quarter or $7 to $8 million for the full year.
Also included in the total $4.0 million of other expense was $1.4 million in foreign exchange losses primarily related to forward currency contracts that were part of the Zetex acquisition.
Turning to income taxes, our income tax benefit was approximately $600,000. This is primarily due to the fact that our earnings in Asia are taxed at lower income tax rates, while losses in the U.S. generate a tax benefit at higher income tax rates. Income taxes for the third quarter have been included in the financial statements on the basis of actual year-to-date effective income tax rate.
Looking at the fourth quarter, we expect income tax expense to be a relatively nominal amount.
Third quarter GAAP net income was $7.0 million, or $0.16 per diluted share, as compared to a net loss of $3.0 million, or negative ($0.07) per share, last quarter. As a result of generating positive GAAP net income this quarter, 44 million fully diluted shares were used to compute GAAP earnings per share, compared to 41.6 million basic shares used in the second quarter. The diluted share count in the third quarter includes approximately one million shares issued for the recent repurchases of Convertible Senior Notes.

Non-GAAP adjusted net income was $9.0 million, or $0.21 per diluted share, which excluded, net of tax, $1.2 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes, $900,000 of non-cash acquisition related intangible asset amortization costs, and nominal amounts for restructuring charges and a loss on the extinguishment of debt. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in GAAP and non-GAAP adjusted net income was approximately $1.8 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.04 per share.
Cash flow for the third quarter amounted to $19.4 million from operations, $15.9 million free cash flow and $16.6 million net cash flow. For the nine months year-to-date, cash flow from operations was $44.0 million, free cash flow was $31.0 million and net cash flow is $22.6 million.
Turning to the balance sheet, at the end of the third quarter, we had $438 million in cash and short-term investments, consisting of approximately $126 million in cash and $312 million in short-term investments of par value auction rate securities, which can be put back to UBS AG at par on June 30, 2010 under the previously disclosed settlement (net of the related current liability “no net cost” loan of $204 million). Our working capital at quarter-end was approximately $342 million and long-term debt, including the Convertible Senior Notes, which are redeemable in October 2011, was approximately $127 million.
Now turning to Inventory, at the end of the third quarter, inventory was $82.9 million, which was an increase of approximately $3 million over the second quarter due to an increase in raw materials, which was partially offset by decreases in both finished goods and WIP due to the strong revenue performance. Inventory days were 87.
Accounts receivable was $101.7 million and A/R days were 69.
Capital expenditures were approximately $6.3 million for the third quarter, and $15.8 million year-to-date. On the cash flow statement to be included in the 10-Q, the $6.3 million CapEx is broken down into $3.6 million paid in cash and the balance of $2.7 million is included in accounts payable. Moving forward, we will resume our more normalized range of between 10 and 12 percent of revenues, due to equipment lead times and our preliminary forecast of demand growth in the seasonally higher quarters next year.
Depreciation and amortization expense for the third quarter was $12.1 million, and $35.1 million year-to-date.

Turning to our Outlook...
Looking to the fourth quarter of 2009, as Dr. Lu mentioned, we expect revenue to continue to grow sequentially and range between $126 million and $130 million. Additionally, we expect further improvements in utilization at our wafer fab facilities with fourth quarter gross margin expected to range between 31 percent and 33 percent. Operating expenses are anticipated to remain comparable to third quarter levels on a percent of revenue basis, and we also continue to expect our income tax expense for the fourth quarter to be a relatively nominal amount.
With that said, I will now turn the call over to Mark King, Senior Vice President, Sales and Marketing. Mark...
Mark King, Senior VP of Sales and Marketing
Thank you, Rick, and good afternoon.
As Dr. Lu mentioned, we achieved another solid quarter of revenue growth as we executed our new product strategy initiatives. Our increase in revenue was driven by strong demand for our products utilized in LCD and LED televisions, LCD panels, set-top boxes, mobile handsets and notebooks. In particular, we achieved significant gains in MOSFETs, SBR® devices, bi-polar transistors, LED drivers and USB power switches. Additionally, our continued focus on new product development and product line expansion further strengthened our customer position as an analog supplier, with analog revenue reaching an all-time high and surpassing the prior high posted in the third quarter of 2008. We also achieved sequential revenue growth across all geographies and were particularly pleased with our expansion in China as we continue to focus on this region as a key growth initiative. Also during the quarter, we released new products at record levels and in-process design activity remained high, which I will discuss in greater detail in a moment.
In terms of our end market breakout, computing and consumer each represented 32 percent of revenue, with industrial at 18 percent, communications 15 percent, and automotive 3 percent.
In regards to geographic breakout, Asia represented 78 percent of total revenues growing 18 percent sequentially led by continued improvements and strong demand for notebooks, mobile phones, panels, LCD TVs, as well as power supply and DC fans. Distributor point-of-purchase grew in support of continued gains in point-of-sale and slightly exceeded POS. Distributor inventory increased 4 percent from historical low levels and ended the quarter at 1.4 months. Design activity remained strong in the quarter and included 11 different design wins for our USB switches utilized in notebooks, set-top boxes and LCD TVs.

As previously mentioned, we are pleased with our continued revenue growth and account development progress in the China market. Increasing our market share in China is a key strategic initiative for Diodes, as we consider the China market a major growth driver for our business.
In North America, sales represented 13 percent of total revenues and increased 7 percent over the second quarter. Earlier design wins for smartphones continued to contribute to revenue during the quarter. OEM sales were up 23 percent driven by consumer audio and a recovery at a number of the set-top box manufacturers. Distributor POS was higher than distributor POP in the quarter and inventory declined another 3 percent. Our backlog was strong moving into the fourth quarter.
Design activity in North America also remained strong across the entire product line, highlighted by 30 analog wins, 1 Hall sensor, 4 LED drivers, 2 SBR®s and 23 MOSFETs.
Sales in Europe accounted for 9 percent of revenues in the third quarter and increased approximately 27 percent from a soft second quarter. OEM sales were up sequentially, led by automotive customers, which increased 23 percent over the second quarter. Consumer accounts also grew in the quarter, while sales to industrial customers continued to decline. Distributor POP increased as distributors responded to a 10 percent increase in POS and a strong backlog going into the fourth quarter. POS exceeded POP by 16 percent, while distributor inventory increased 11 percent off historic lows. Overall design activity once again increased significantly with the value of new design wins doubling for the second consecutive quarter. As a result, we expect further improvements in the fourth quarter.
Now turning to new products - new product revenue increased another $4 million from last quarter and represented 16.5 percent of sales as compared to 15.5 percent last quarter. The improvement was primarily due to increases in LED Drivers, Hall sensors, SBR® devices and bi-polar transistor products.
During the third quarter, we released 179 new products, consisting of 87 analog products across 5 device families and 92 discrete, consisting of 15 MOSFETs, 35 bi-polar devices, 12 SBR® devices and 8 application-specific multi-chip devices for a range of power supply, portable consumer and lighting applications.
Our progress with the Zetex LED driver product family was particularly strong with revenues increasing over 45 percent, and revenue growth from new LED products exceeding 55 percent. Large gains were also achieved in our Hall senor product line, of which 60 percent of the revenue in this segment was from new products. We also had strong growth in power management, standard linear and USB power switches. The adoption rate for USB power switches in LCD TVs, set-top boxes and notebooks continues to increase, which provides Diodes additional growth opportunities as we rapidly expand our USB product portfolio.
Also during the quarter, progress on our SBR® devices continued with new product revenue growing 38 percent sequentially. We have strong momentum in Asia with significant design wins and volume growth,

as our technology leadership has led to market share gains in the power supply market. Additionally, our bi-polar transistor new product revenue grew 27 percent with the latest Zetex proprietary Gen-5 bi-polar process platform generating revenue in VoIP, LED driving and mobile phone applications. In terms of our MOSFET product line, revenue grew 35 percent and new product revenue increased 13 percent. Growth was driven by specific targeted design wins for mobile phones, notebooks and industrial accounts. With the significant momentum we have achieved in our MOSFET line over the past few quarters, we are on track to deliver record revenue in this segment for the fourth quarter.
In terms of global design wins, in-process design activity remained at high levels with wins at 171 accounts globally: 93 wins at 72 customers in Asia, 85 wins at 57 customers in North America and 82 wins at 42 accounts in Europe. Design wins and in-process design activity were broad-based in both product and end equipment.
Design activity was the highest in USB switches, LED drivers and low dropout regulators on the analog side and MOSFETs, bi-polar transistors and SBR on the discrete side. New projects for customer specific multi-chip discrete devices was also high in the quarter.
One other point I would like to make before opening the call to questions. As I have stated in the past, our 2008 acquisition of Zetex has provided Diodes enhanced scale, expanded product offerings and additional capabilities for both product and technology innovation. With the recent improvements, we believe that we will begin to realize the full financial benefits of this acquisition in the coming quarters as we further strengthen our position at customers and gain additional market share. Zetex’s bi-polar process technology for industry leading transistors and MOSFETs, coupled with Diodes’ packaging technology and competitive cost structure has allowed us to expand our discrete SAM by almost 25 percent since the acquisition. The expanded customer exposure that is available to us from the combination of this industry-leading technology and Diodes’ global sales and customer footprint is just beginning to be exploited and presents significant growth opportunities for Diodes.
With that, I’ll open the call for questions — Operator?
Upon Completion of the Q&A...
Dr. Lu: Thank you for your participation today. Operator, we may now disconnect.